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                                                                Exhibit No. 99.1


FOR IMMEDIATE RELEASE                       For information contact:
                                            Louis J. Cissone
                                            (215) 665-3650
                                            For NYSE Symbols SDP & SDPB


        SUN DISTRIBUTORS, L.P. ANNOUNCES THE SALE OF CERTAIN DIVISIONS
        --------------------------------------------------------------

        PHILADELPHIA, PA (October 5, 1994) -- SUN DISTRIBUTORS, L.P., announced today that it has reached agreements to sell its three Electrical Group divisions and one of its Maintenance Group divisions, Dorman Products, for a total consideration of approximately $73 million. The businesses to be sold include American Electric Co. of St. Joseph, MO; Keathley-Patterson Electric Co. of Little Rock, AR; Philips & Co. of Columbia, MO; and Dorman Products of Warsaw, KY. The transactions are subject to compliance with provisions of the Hart-Scott-Rodino Act.

        The earnings for the four divisions being sold totalled $7.5 million for the twelve months ended June 30, 1994, or approximately $.34 per B share. The net proceeds from the sale will be used to reduce debt, and for general Company purposes including add-on acquisitions in its core businesses.

        The taxable gain from the sale of the four divisions will be approximately $29 million, and will be allocated entirely to Class B Interest holders of record on the first day of the month within which each transaction is closed. It is presently anticipated that the sale of the Electrical Group resulting in a taxable gain of approximately $6 million will close in December 1994, and the sale of Dorman Products resulting in a taxable gain of approximately $23 million will close in January, 1995. The Partnership will make a cash tax distribution to such Class B record holders equal to approximately 35% of the taxable capital gain. The cash distribution will be made in March of the year following the year in which the sale occurs.

        The Company considered a number of strategic alternatives as part of the process which led to the decision to sell these divisions. Other alternatives considered but which were not ultimately pursued, included a sale of the entire Company; the sale of all of its divisions followed by liquidation; or a recapitalization and conversion to a corporate structure from the current partnership form.

        The sale of the Electrical Group divisions and Dorman Products brings to a conclusion the process of considering strategic alternatives. The Company believes that the sale of these non-strategic businesses will benefit Sun Distributors by strengthening its balance sheet, permitting it to resume its acquisition program, and provide increased management focus on its core businesses.

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